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CONFIDENTIAL

                                                                    Exhibit 10.2

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS([**]), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 OF THE SECURITIES ACT OF1933, AS AMENDED

                                SUPPLY AGREEMENT

      This SUPPLY AGREEMENT (this "Agreement") is entered into as of January 24, 2005 (the "Effective Date"), by and between Miltenyi Biotec GmbH, having an address of Friedrich-Ebert-Str. 68, D-51429 Bergisch Gladbach, Germany ("MILTENYI") and ViaCell, Inc., having an address of 245 First Street, Fifteenth Floor, Cambridge, MA 02142-1292 USA ("VIACELL").

      WHEREAS, MILTENYI has expertise in providing technology and technical development capabilities relating to monoclonal antibodies and cell separation and MILTENYI has developed the CliniMACS(R) system;

      WHEREAS, MILTENYI and VIACELL, are simultaneously entering into an agreement for MILTENYI to provide certain technology and technical development and to develop for VIACELL certain cGMP cell separation reagents specifically for VIACELL's use utilizing technology and reagents previously developed by MILTENYI;

      WHEREAS, MILTENYI has expertise in manufacturing products under cGMP conditions and in filing Master Files with the U.S. Food and Drug Administration ("FDA");

      WHEREAS, VIACELL is interested in the development, manufacturing and commercialization of a pharmaceutical product containing cells separated from umbilical cord blood and expanded using VIACELL's proprietary technology and VIACELL desires to use for its manufacturing process the specific Cell Separation Kit, which will be developed by MILTENYI for VIACELL; and

      WHEREAS, the parties desire to enter into a supply agreement as set forth herein pursuant to which MILTENYI will supply the cGMP cell separation reagents to VIACELL for VIACELL to use in producing its pharmaceutical products for Phase II and subsequent clinical trials and, subsequently, for commercial sale.

      NOW, THEREFORE, in consideration of the mutual covenants contained herein, and for other good and valuable consideration, the parties hereto, intending to be legally bound, hereby agree as follows:

                                 1. DEFINITIONS

      Whenever used in this Agreement with an initial capital letter, the terms defined in this Section 1 shall have the meanings specified.

1.1 "AFFILIATE" means any corporation, firm, partnership or other entity which directly or indirectly controls or is controlled by or is under common control with a Party to this Agreement.

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"Control" means ownership, directly or through one or more Affiliates, of fifty percent (50%) or more of the shares of stock entitled to vote for the election of directors, in the case of a corporation, or fifty percent (50%) or more of the equity interests in the case of any other type of legal entity, status as a general partner in any partnership, or any other arrangement whereby a Party controls or has the right to control the Board of Directors or equivalent governing body of a corporation or other entity.

1.2 "CELL SEPARATION KIT" means a product consisting of CliniMACS [**], CliniMACS [**], CliniMACS [**], CliniMACS [**], and CliniMACS [**], which is sufficient to deplete [**] and includes cGMP Cell Separation Kit.

1.3 "CGMP" means the current safety and performance specifications, guidelines, and regulations with which MILTENYI's CliniMACS [**], CliniMACS [**] and CliniMACS [**] currently comply. These specifications, guidelines and regulations consist of the 1977 FDA document Points to Consider in the Manufacture and Testing of Monoclonal Antibodies Products for Human Use, the ICH harmonized tripartite guideline Q5A: Viral Safety Evaluation of Biotechnology Products Derived from Cell Lines of Human or Animal Origin, and the ISO standard 10993-1:1997 (E) Biological evaluation of medical devices - Part 1: Evaluation and testing. Additionally, the manufacture, testing and release of the CliniMACS [**], ClinicMACS [**] and CliniMACS [**] are conducted under an ISO 13485 certified quality system and the manufacture, testing and release of CliniMACS [**] and CliniMACS [**] will also be conducted under the same quality system as the CliniMACS [**], CliniMACS [**] and CliniMACS [**].

1.4 "CGMP CELL SEPARATION KIT" means the Cell Separation Kit manufactured pursuant to cGMP.

1.5 "CLINICAL STUDIES" means the clinical trials utilizing the Cell Separation Kit.

1.6 "CLINIMACS BUFFERS" means the buffers developed by MILTENYI for use in the CliniMACS System.

1.7 "CLINIMACS REAGENT" means MILTENYI's proprietary colloidal magnetic particle system utilizing a monoclonal antibody developed by MILTENYI for use in the CliniMACS system and to deplete certain cells in a mixture.

1.8 "CLINIMACS [**]" means the CliniMACS Reagent where the monoclonal antibody is an antibody to a [**] cell surface marker.

1.9 "CLINIMACS [**]" means the CliniMACS Reagent where the monoclonal antibody is an antibody to a [**] cell surface marker.

1.10 "CLINIMACS [**]" means the CliniMACS Reagent where the monoclonal antibody is an antibody to a [**] cell surface marker.

1.11 "CLINIMACS [**]" means the CliniMACS Reagent where the monoclonal antibody is an antibody to a [**] cell surface marker.

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CONFIDENTIAL

1.12 "CLINIMACS [**]" means the CliniMACS Reagent where the monoclonal antibody is an antibody to a [**] cell surface marker.

1.13 "CLINIMACS SYSTEM" means that the system developed by MILTENYI for conducting cell separation by use of CliniMACS Reagents, CliniMACS Tubing Sets and the Instrument.

1.14 "CLINIMACS TUBING SETS" means the tubing and related disposable equipment development by MILTENYI for use with the CliniMACS Instrument.

1.15 "CONFIDENTIAL INFORMATION" means all tangible embodiments of Technology and all information (including but not limited to information about any element of Technology) which is disclosed by one Party to the other hereunder except to the extent that such information (i) as of the date of disclosure is demonstrably known to the Party received such disclosure or its Affiliates, as shown by written documentation, other than by virtue of a prior confidential disclosure to such Party or its Affiliates; (ii) as of the date of disclosure is in, or subsequently enters, the public domain, through no fault or omission of the Party receiving such disclosure; or (iii) as of the date of disclosure or thereafter is obtained from a Third Party free from any obligation of confidentiality to the disclosing Party.

1.16 "DEVELOPMENT AGREEMENT" means the Development Agreement entered into between MILTENYI and VIACELL effective January 24, 2005.

1.17 "EFFECTIVE DATE" means the date set forth in the first paragraph above.

1.18 "FACILITY AUDITS" shall have the meaning set forth in Section 6.2.

1.19 "INSTRUMENT" means the CliniMACS(R) instrument developed by MILTENYI for conducting the separation of cells labeled with CliniMACS Reagent from other cells, and consisting primarily of a magnetized column through which such cells pass and certain related equipment or another instrument the Parties may decide to develop at a later time.

1.20 "JOINT PATENT RIGHTS" means Patent Rights with respect to Joint Technology.

1.21 "JOINT TECHNOLOGY" has the meaning set forth in Section 8.1.2.

1.22 "MASTER FILE" means a Device Master file filed by MILTENYI with the FDA.

1.23 "MILTENYI CATALOG ITEMS" means products which MILTENYI lists in its current product catalog and specifically excludes products customized for VIACELL or others.

1.24 "MILTENYI TECHNOLOGY" means Technology owned or controlled by MILTENYI or its Affiliates, that is useful in the Collaboration, and that was conceived or developed without contribution by VIACELL, and independently of the VIACELL Technology or Joint Technology.

1.25 "OPERATING COMMITTEE" means the committee of MILTENYI and VIACELL representatives established pursuant to Section 2.1 hereof.

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1.26 "PARTIES" means MILTENYI and VIACELL.

1.27 "PARTY" means MILTENYI or VIACELL, as appropriate.

1.28 "PATENT RIGHTS" means the rights and interests in and to issued patents and pending patent applications (which for purposes of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention and priority rights) in any country, including all provisional applications, substitutions, continuations, continuations-in-part, divisions, and renewals, all letters patent granted thereon, and all reissues, reexamination and extensions thereof, whether owned or licensed in by a Party with the right to sublicense. As used herein, "VIACELL Patent rights" means Patent Rights with respect to VIACELL Technology and "MILTENYI Patent Rights" means Patent Rights with respect to MILTENYI Technology.

1.29 "REGULATORY AUTHORITY INSPECTION" shall have the meaning set forth in
Section 6.3.

1.30 "SPECIFICATIONS" are the criteria by which the Cell Separation Kit is released and accepted, including the configuration of the packaging that comprises the Cell Separation Kit. The criteria will be agreed to the Operating Committee. Such criteria may be modified by the Parties from time to time as agreed to by the Operating Committee until MILTENYI begins any part of the production process for product falling within the scope of Section 3.2 of the Supply Agreement ("Second Product shipment"), however, the Parties recognize that VIACELL may be required to pay additional fee for any modifications to criteria.

1.31 "TECHNOLOGY" means and includes all inventions, discoveries, improvements, trade secrets and proprietary methods and materials, whether or not patentable, including but not limited to, samples of, methods of production or use of, and structural and functional information pertaining to, chemical compounds, proteins or other biological substances; other data; formulations; techniques; and know-how; including any negative results. "Technology" of a Party includes Technology owned or controlled by a Party or licenses to that Party.

1.32 "TERM" means the term of this Agreement as set forth in Article 10.

1.33 "THIRD PARTY" means any person or entity other than MILTENYI and VIACELL and their respective Affiliates.

1.34 "TUBING SETS" means the tubing and related disposable equipment developed by MILTENYI for use with the CliniMACS Instrument.

1.35 "VIACELL PRODUCT" means VIACELL's cell therapy product candidate, which is manufactured using VIACELL Technology and MILTENYI Technology, including MILTENYI's CliniMACS [**], CliniMACS [**], CliniMACS [**], CliniMACS [**] and CliniMACS [**].

1.36 "VIACELL TECHNOLOGY" means Technology owned or controlled by VIACELL or its Affiliates, and that was conceived or developed without contribution by MILTENYI, and independently of the MILTENYI Technology or Joint Technology.

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                            2. ADMINISTRATIVE ISSUES

2.1 OPERATING COMMITTEE. The right to make decisions concerning the administration of the Agreement shall reside in a committee (the "Operating Committee") consisting of two (2) representatives designated by MILTENYI and two
(2) representatives designated by VIACELL. The Operating Committee shall also keep the Parties informed as to the progress of the efforts of the Parties relating to this Agreement. The Operating Committee shall have responsibility for decisions and tasks specified in Exhibit B. The Operating Committee shall also discuss any potential strategic collaboration projects the Parties may wish to participate in together, which may include joint research projects of mutual interest or application of one another's products, technologies and expertise to the other's development programs or products.

2.2 OPERATING COMMITTEE DESIGNEES. Each Party shall designate one of its representatives on the Operating Committee as its "Co-Chair". Each Party shall have the right at any time to substitute individuals, on a permanent or temporary basis, for any of its previously designated representatives to the Operating Committee, including its Co-Chair, by giving written notice thereof to the other Party.

Initial designees of the Parties to the Operating Committee shall be as follows:

For MILTENYI:     [**]

For VIACELL:      [**]

2.3 OPERATING COMMITTEE MEETINGS.

      2.3.1 SCHEDULE OF MEETINGS. The Operating Committee shall establish a schedule of times for meetings. It is contemplated that meetings shall occur on a quarterly basis. Meetings shall take place in Bergisch Gladbach or Teterow, Germany or another mutually agreed upon location; provided, however, that the Parties may mutually agree to meet by teleconference or video conference.

      2.3.2 QUORUM; VOTING; DECISIONS. At each Operating Committee meeting, both members designated by each Party shall constitute a quorum. Each Operating Committee member shall have one vote on all matters before the Operating Committee. All decisions of the Operating Committee shall be made by majority vote of all of the members. Whenever any action by the Operating Committee is called for hereunder during a time period in which the Operating Committee is not scheduled to meet, the Co-Chairs shall cause the Operating Committee to take the action in the required time period by calling a special meeting or by action without a formal meeting by written memorandum signed by the Co-Chairs. Representatives of each Party or of its Affiliates, in addition to the members of the Operating Committee, may attend Operating Committee meetings as non-voting observers at the invitation of either Party with the approval of the other Party, which shall not be unreasonably withheld. In the event that the Operating Committee is unable to resolve any matter before it, such matter shall be resolved as set forth in Section 2.5 here.

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      2.3.3 MINUTES. The Operating Committee shall keep accurate minutes of its deliberations that record all proposed decisions and all actions recommended or taken.

      2.3.4 EXPENSES. MILTENYI and VIACELL shall each bear all expenses of their respective Operating Committee members related to their participation on the Operating Committee and attendance at Operating Committee meetings.

2.4 INTERESTS OF THE PARTIES. Notwithstanding any other provisions of this Agreement, all decisions made and all actions taken by the Operating Committee, by MILTENYI or by VIACELL with respect to any matter, shall be made or taken in the best interest of the Parties.

2.5 DISPUTE RESOLUTION. In the event that the Operating Committee shall not be able to reach a decision or take an action on any matter which is reserved to the Operating Committee hereunder, such as those decisions and actions specified in Exhibit A, then the matter in question shall first be referred for resolution to the Chief Executive Officers of MILTENYI and VIACELL, respectively, and in the event that said Chief Executive Officers shall be unable to resolve such matter after reasonable efforts to do so and after the passage of a reasonable period of time under the relevant circumstances, in any event not to exceed forty-five (45) days, such matter shall be resolved in accordance with the otherwise applicable procedures for resolving disputes under this Agreement as set forth in Article 13 hereof.

                        3. SUPPLY OF CELL SEPARATION KIT

3.1 FIRST PRODUCT SHIPMENT. Following VIACELL's acceptance of the Cell Separation Kits pursuant to the Development Agreement, MILTENYI shall deliver to VIACELL [**] which meet specifications mutually agreed to by MILTENYI and VIACELL. Within fifteen (15) days of delivery of the [**] referred to in this
Section 3.1, VIACELL shall pay MILTENYI (in cash sent by wire transfer) [**]), MILTENYI will endeavor to deliver the product to VIACELL during the fourth quarter of 2005 on a date specified by VIACELL in writing at least thirty (30) days prior to the desired delivery date.

3.2 SECOND PRODUCT SHIPMENT. Approximately eighteen (18) months after the Effective Date of this Agreement, MILTENYI shall deliver to VIACELL [**] which meet the Specifications on a date specified by VIACELL in writing at least thirty (30) days prior to the desired delivery date, provided that such delivery date specified by VIACELL shall be no later than June 30, 2006. Within fifteen
(15) days of delivery of the [**] referred to in this Section 3.2, VIACELL shall pay MILTENYI (in cash sent by wire transfer) [**].

3.3 SUPPLY OF ADDITIONAL CGMP CELL SEPARATION KITS FOR CLINICAL TRIALS. VIACELL agrees to purchase additional CGMP Cell Separation Kit from MILTENYI for use in VIACELL's Clinical Studies of the VIACELL Product.

      3.3.1 ORDERING; DELIVERY. VIACELL will provide to MILTENYI, at least thirty(30) days prior to the beginning of each calendar quarter a twelve (12) month rolling forecast of VIACELL's requirements for cGMP Cell Separation Kits for Clinical Trials. The first six months contained in such twelve (12) month rolling forecast shall constitute a firm order of cGMP Cell Separation Kits ("Order") and VIACELL shall initiate purchase orders in accordance with the rolling forecast pursuant to this Section 3.3.1. The Order shall be delivered during the

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month specified in the purchase order. These delivery terms assume [**]. The
Parties agree to revise the timing of such deliveries, if appropriate, once the stability of the cGMP Cell Separation Kit has been determined. The minimum Order shall be for [**] Cell Separation Kits and the minimum shipment shall be [**] Cell Separation Kits.

      3.3.2 PAYMENT. Within fifteen (15) days of delivery of each shipment of cGMP Cell Separation Kits referred to in this Section 3.3, VIACELL shall pay MILTENYI (in cash sent by wire transfer) at [**] per cGMP Cell Separation Kit.

      3.3.3 FAILURE TO ORDER PRODUCT. If VIACELL fails to order [**] Cell Separation Kits pursuant to Section 3.3.1 within twelve (12) months following submission to the FDA of the Master Files for the CliniMACS [**] and the CliniMACS [**], VIACELL shall pay MILTENYI (in cash sent by wire transfer) [**] within ten (10) days of notification by MILTENYI of VIACELL's failure to order sufficient cGMP Cell Separation Kits pursuant to this Section 3.3.3.

      3.3.4 MINIMUM ANNUAL CLINICAL SUPPLY. During clinical development, VIACELL shall purchase a minimum of [**] cGMP Cell Separation Kits for [**] in each calendar year, pro-rated for any partial year starting on January, 1, 2007. In the event VIACELL purchases less than this minimum amount, VIACELL shall pay to MILTENYI in cash the difference between [**] and the amount VIACELL purchased during the relevant calendar year.

3.4 COMMERCIAL SUPPLY. VIACELL agrees to purchase additional cGMP Cell Separation Kits from MILTENYI to manufacture VIACELL Products sold commercially.

      3.4.1 ORDERING; DELIVERY. Following receipt of marketing approval of a VIACELL Product, VIACELL will provide to MILTENYI, at least thirty (30) days prior to the beginning of each calendar quarter a twelve (12) month rolling forecast of VIACELL's requirements for cGMP Cell Separation Kits for Commercial Supply. The first six months contained in such twelve (12) month rolling forecast shall constitute a firm order of cGMP Cell Separation Kits ("Commercial Supply Order") and VIACELL shall initiate purchase orders in accordance with the rolling forecast pursuant to this Section 3.4.1. The Cell Separation Kits shall be delivered in the amount and during the month in which the appropriate purchase order specifies. These delivery terms assume [**]. The Parties agree to revise the timing of such deliveries, if appropriate, once the [**] has been determined. The minimum Commercial Supply Order shall be for [**] Cell Separation Kits and the minimum shipment shall be [**] Cell Separation Kits.

      3.4.2 PAYMENT. Within fifteen (15) days of delivery of each shipment of cGMP Cell Separation Kit ordered pursuant Section 3.4, VIACELL shall pay MILTENYI (in cash sent by wire transfer) [**] per Cell Separation Kit. The Parties agree they will renegotiate the price per unit if VIACELL orders quantities greater than [**] Cell Separation Kits per year.

      3.4.3 MINIMUM ANNUAL PURCHASE COMMERCIAL SUPPLY. VIACELL shall purchase a minimum of [**] of cGMP Cell Separation Kits each calendar year. In the event VIACELL purchases less than this minimum amount, VIACELL shall pay to MILTENYI in cash the difference between [**] and the amount VIACELL purchased during the relevant calendar year.

3.5 INCREASES IN PRICE PER UNIT. [**].

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3.6 DELIVERY; RISK OF LOSS. Delivery of Cell Separation Kits and cGMP Cell
Separation Kits shall be FCA Bergisch Gladbach or Teterow, Germany. "FCA" shall be construed in accordance with INCOTERMS 2000 of the International Chamber of Commerce. At VIACELL's requires and cost, MILTENYI shall arrange shipping to specified VIACELL locations.

3.7 ACCEPTANCE AND REJECTION. VIACELL shall have the right to test at its expense, using testing procedures agreed upon by the Parties and set forth in the Specifications for the Cell Separation Kit to confirm that such shipment meets the applicable Specifications. If VIACELL rejects in whole or in part any nonconforming shipment of Cell Separation Kits, VIACELL shall provide MILTENYI written notice of such rejection no later than [**] days after receipt of such shipment of Cell Separation Kits. If VIACELL fails to provide MILTENYI with such notice of rejection within such [**] day inspection period, VIACELL shall be deemed to have accepted the applicable shipment of Cell Separation Kits.

      3.7.1 If MILTENYI agrees with VIACELL's determination that a shipment of Cell Separation Kits does not comply with applicable Specifications, then MILTENY shall, [**].

      3.7.2 If MILTENYI disagrees with VIACELL's determination that the rejected shipment did not meet the applicable Specifications, a sample of the rejected shipment shall be provided by VIACELL to MILTENYI. [**].

            (a) If the shipment of Cell Separation Kits failed to meet the applicable Specifications, then MILTENY shall, [**] use reasonable efforts to replace the nonconforming Cell Separation Kits with Cell Separation Kits meeting the applicable Specifications at no additional cost to VIACELL and MILTENYL shall bear all costs of the testing pursuant to
                  Section 3.7.2.

            (b) If the [**] the Cell Separation Kit does not meet the applicable specifications, and [**]. At such time, the Parties will discuss in good faith potential solutions to the supply problem.

            (c) If [**] the rejected shipment of Cell Separation Kits met the applicable specifications, then VIACELL shall accept such shipment (including all costs of shipping and insurance) and VIACELL shall bear all costs of the testing pursuant to
                  Section 3.7.2.

      3.7.3 Shipments of Cell Separation Kits not meeting the applicable specifications may, at MILTENYI's option and expense, be returned to MILTENYI or destroyed by VIACELL. If MILTENYI has acknowledged in writing that it is unable to produce conforming Cell Separation Kits, any sums actually paid therefore will be refunded.

      3.7.4 The remedy of replacement or refund is available only if such nonconformance was not caused by VIACELL's misuse, unauthorized modifications, neglect, improper testing or improper storage, including without limitation storage at inappropriate temperatures, of such shipment of Cell Separation Kits, including, but not limited to, any nonconformance due to or the results of the shipping of the Cell Separation Kits.

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3.8 LIMITATION ON USE OF CELL SEPARATION KITS. VIACELL and its Affiliates may
only use the Cell Separation Kits and cGMP Cell Separation Kits supplied by MILTENYI for internal research use and to manufacture cellular products for cellular therapy. The Cell Separation Kits shall not be sold or otherwise provided to any Third Party by VIACELL or its Affiliates.

3.9 [**]

3.10 EXCLUSIVITY. During the Term of this Agreement, MILTENYI shall be the exclusive supplier to VIACELL and its Affiliates of Cell Separation Kits, components of Cell Separation Kits and devices for immunomagnetic separation and non-reagent disposables for those devices.

      3.10.1 FAILURE TO SUPPLY. [**].

3.11 MILTENYI RIGHTS. MILTENYI and its Affiliates shall have the right to manufacture, use, sell, offer for sale, sell and import Cell Separation Kits that are not certified as cGMP Cell Separation Kits. MILTENYI shall also have the right to manufacture, use, sell offer for sale, sell and import each of the components of the Cell Separation Kit, whether they are cGMP or non-cGMP. MILTENYI shall further have the right to manufacture, use, sell, offer for sale and import cGMP Cell Separation Kits that are certified as cGMP Cell Separation Kits except that MILTENYI may not sell cGMP Cell Separation Kits for expansion of hematopoietic stem cells to a competitor of VIACELL without the prior written permission of VIACELL. In the event VIACELL, abandons its efforts to develop and commercialize a product made using the cGMP Cell Separation Kit, MILTENYI and its Affiliates shall have the right to manufacture, sell, offer for sale, use and sell cGMP Cell Separation Kit, including the right to use cGMP Cell Separation Kit to manufacture cellular products for cellular therapy.

                        4. COMMERCIALIZATION OF PRODUCTS

4.1 COMMERCIALIZATION OF PRODUCT. VIACELL shall use commercially reasonable efforts to commercialize products made using the Cell Separation Kits.

                                  5. LICENSES

5.1 LICENSE TO VIACELL. MILTENYI shall permit VIACELL to cross-reference MILTENYI's Master Files for the CliniMACS Reagents utilized in the Cell Separation Kit to complete regulatory filings with the FDA required for Clinical Trials or FDA product approval in the United States. However, the license provided in this Section 5.1 does not provide the right to VIACELL to view or copy MILTENYI's Master files or excerpts of the Master Files.

                             6. SERVICES AND AUDITS

6.1 TECHNICAL SERVICES ASSISTANCE. except as provided for in the Development Agreement, upon reasonable request by VIACELL, and in consideration of payment by VIACELL at mutually agreed upon rates, plus out of pocket expenses, MILTENYI shall make its regulatory, technical, QA and QC personnel available (at their usual place of employment or by telephone) to provide reasonable levels of technical assistance to VIACELL in connection with the development and manufacture of Cell Separation Kits and regulatory, QA and QC issues relating to the Cell Separation Kits.

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6.2 FACILITY AUDITS. Upon not less than thirty (30) days prior written notice to
MILTENYI, and no more than once every 12 months, VIACELL shall be entitled to have its representatives, acting reasonably, audit MILTENYI's production of the Cell Separation Kits for compliance with cGMP; provided, however, that such representatives, if not employees of VIACELL, shall have first signed a confidentiality agreement with MILTENYI. VIACELL and its representatives shall comply with all applicable health, safety, environmental and security laws and with MILTENYI's policies and procedures with present at MILTENYI's facilities.

      6.2.1 COSTS OF FACILITY AUDITS. VIACELL shall pay to MILTENYI for the time spent by MILTENYI personnel in connection with all Facility Audits, at a mutually agreed upon rate and VIACELL shall bear all costs and expenses of all Facility Audits, including costs and expenses relating to any corrective action requested by VIACELL [**].

6.3 REGULATORY AUTHORITY INSPECTION. MILTENYI will permit inspections of MILTENYI's facilities by regulatory bodies of all jurisdictions (such as the FDA and equivalent European regulatory authorities) ("Regulatory Authority Inspection") and will respond to any notices or requests for information by regulatory authorities, for any import or export license, registration or pending registration for manufacturing of Cell Separation Kits during the term of this Agreement.

      6.3.1 VIACELL REPRESENTATIVE. VIACELL shall be entitled to have two representatives attend any audit conducted pursuant to Section 6.3; provided, however, that such representatives, if not employees of VIACELL, shall have first signed a confidentiality agreement with MILTENYI. VIACELL's representatives shall comply with all applicable health, safety, environmental and security laws and with MILTENYI's policies and procedures with present at MILTENYI's facilities.

      6.3.2 COSTS OF REGULATORY AUTHORITY INSPECTIONS. VIACELL shall pay to MILTENYI for the time spent by MILTENYI personnel in connection with all Regulatory Authority Inspections, at a mutually agreed upon rate and VIACELL shall bear all costs and expenses of all Regulatory Authority Inspections, including costs and expenses relating to any corrective actions and responses to notices and requests for information by regulatory authorities.

      6.3.3 NOTICE. The Parties shall give prompt notice to each other upon notice by a regulatory authority that MILTENYI's facilities will undergo a regulatory Authority Inspection.

                    7. TREATMENT OF CONFIDENTIAL INFORMATION

7.1 CONFIDENTIALITY/RESTRICTIONS ON TRANSFER.

      7.1.1 CONFIDENTIAL INFORMATION. MILTENYI and VIACELL each recognize that the other Party's Confidential Information constitutes highly valuable and proprietary confidential information. MILTENYI and VIACELL each agree that during the Term of this Agreement and the term of the License and Supply Agreement and for five (5) years after the latter to terminate of those agreements, it will keep confidential, and will cause its employees, consultants and Affiliates to keep confidential, and shall not transfer to any third Party, Confidential Information of the other Party that is disclosed or transferred to it, or to any of its employees, consultants and Affiliates, pursuant to or in connection with this Agreement, without the prior written consents of

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the other Party and except to the extent that disclosure, or transfer, is required in accordance with the performance of this Agreement. Neither VIACELL, nor MILTENYI, nor any of their respective employees, consultants and Affiliates shall use Confidential Information of the other Party for any purpose whatsoever except as expressly permitted in this Agreement. Notwithstanding anything contained herein to the contrary, the Parties agree that with respect to production technology, QA, QC and regulatory information, such information shall remain confidential without limit unless such information becomes part of the public domain through no fault of the recipient of such information.

      7.1.2 NON-DISCLOSURE. Each Party shall take such action, and shall cause its Affiliates and licensees and sublicensees to take such action, to preserve the confidentiality of each other's Confidential Information as it would customarily take to preserve the confidentiality of its own Confidential Information, and in no event, less than reasonable care. Each Party, upon the other's request, will return all the Confidential information disclosed or transferred to it by the other Party pursuant to this Agreement, including all copies and extracts of documents and all manifestations in whatever form, within sixty (60) days of the request following the termination of this Agreement; provided that a Party may retain Confidential Information of the other Party relating to any license or right to use Technology which survives such termination and one copy of all other Confidential Information may be retained in inactive archives solely for the purpose of establishing the contents thereof.

      7.1.3 DISCLOSURE REQUIRED BY LAW. If a Party is requested or required by subpoena, court order, or similar process to disclose any Confidential Information of the other Party, the Parties agree that the Party required or requested to make the disclosure will provide the other Party with prompt notice of such request(s) so that the Party whose Confidential Information is required or requested to be disclosed may seek an appropriate protective order and/or waive the other Party's compliance with the provisions of Section 7.1.

      7.1.4 EMPLOYEES AND CONSULTANTS. MILTENYI and VIACELL each represent that all of its employees and the employees of its Affiliates, and any consultants to such Party or its Affiliates, participating in the Collaboration's activities who shall have access to Confidential Information of the other Party are bound by written obligations to maintain such information in confidence and not to use such information except as expressly permitted herein. Each Party agrees to enforce confidentiality obligations to which its employees and consultants (and those of its Affiliates) are obligated.

7.2 PUBLICITY. Neither Party may publicly disclose the existence or terms of this Agreement without prior written consent of the other Party; provided, however, that either Party may make such a disclosure to the extent required by law. Such disclosure hall be on a reasonable notice to the other Party and after taking all reasonable steps to maintain confidentiality. The Parties, upon the execution of this Agreement, will jointly prepare a press release and will jointly decide about an appropriate time for publishing such press release. The Parties agree that there will be no press release related to this Agreement of the Development Agreement that is not authorized by all Parties. Once any written statement is approved for disclosure by the other Party, either Party may make subsequent public disclosure of the contents of such statement without the further approval of the other Party.

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7.3 LIMITATION ON DISCLOSURES. Notwithstanding any provision in this Agreement, neither Party shall be obligated hereunder to disclose to the other Party any information which it is prohibited from disclosing by law or under any agreement with a Third Party.

7.4 THIS AGREEMENT. The Parties agree that the material terms of this Agreement shall be considered Confidential Information of each of the Parties. The Parties will consult with one another and agree on the provisions of the Agreement to be redacted in any filings made by any Party with the Securities and Exchange Commission or as other wise required by law or regulation. Notwithstanding the foregoing, each Party shall have the right to disclose in confidence the material terms of this Agreement to parties retained by such Party to perform legal, accounting or similar services and who have a need to know such terms in order to provide such services and to other parties upon the prior written approval of the Parties to this Agreement.

                        8. INTELLECTUAL PROPERTY RIGHTS

8.1 OWNERSHIP.

      8.1.1 MILTENYI INTELLECTUAL PROPERTY RIGHTS. Except as otherwise provided herein, MILTENYI shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all MILTENYI Technology with full rights to license and sublicense. Without limiting the foregoing, except as otherwise provided herein, MILTENYI shall be the sole owner of all Patent Rights, all trade secret rights, all know-how and any other intellectual property rights in the MILTENYI Technology including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the MILTENYI Technology or any products derived from any MILTENYI Technology.

      8.1.2 VIACELL INTELLECTUAL PROPERTY RIGHTS. VIACELL shall have sole and exclusive ownership of all right, title and interest on a worldwide basis in and to any and all VIACELL Technology with full rights to license or sublicense, except as provided for in Sections 3.11. Without limiting the foregoing, VIACELL shall be the sole owner of all Patent Rights, all trade secret rights, all know-how and any other intellectual property rights in the VIACELL Technology, including the sole and exclusive right to exclude others from making, using, selling, offering for sale or importing the VIACELL Technology or any products derived from any VIACELL Technology.

      8.1.3 JOINT TECHNOLOGY. MILTENYI and VIACELL shall each own an undivided interest in all Joint Technology, which is defined for purposes of this Agreement as Technology (i) jointly invented, discovered, acquired, or developed by or on behalf of both VIACELL (and/or any party performing sponsored research for VIACELL) and MILTENYI (and/or any party performing sponsored research for MILTENYI) or (ii) invented, discovered or developed by one Party (or during any research sponsored by such Party) with the use of the Technology of the other Party.

8.2 INVENTORSHIP. In case of a dispute between MILTENYI or VIACELL over inventorship, the Chief Executive Officers of the Parties or their designees(s), shall make the determination of the inventor(s) by application of the standards contained in United States patent law. The Chief

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Executive Officers of the Parties or their designees(s), shall make the determination of the inventor(s) by application of the standards contained in United States patent law. The Chief Executive Officers of the Parties or their designee(s), shall also, in the case of a dispute, make the determination as to whether an invention is Joint Technology. All such determinations shall be treated as Joint Decisions hereunder. If the Chief Executive Officers of the Parties or their designee(s) cannot resolve the dispute, it shall be resolved by independent patent counsel, not otherwise engaged by either Parties, selected by the Chief Executive Officers of the Parties or their designee(s). Expenses of such independent patent counsel shall be shared equally by the Parties.

      9. FILING, PROSECUTION AND MAINTENANCE OF PATENT RIGHTS

9.1 FILING OF PATENTS. Each Party will be responsible for the filing and prosecution, in such countries as the responsible Party shall select, of patents on Technology solely owned or solely invented by such Party and on Joint Technology which principally relates to its own Technology and which is developed during the Development Program, provided that the other Party will have the opportunity to provide substantive review and comment on any such prosecution solely as it relates to claims in the scope of the Development Program. Portions of any documents relating to any such prosecution not within the scope of the Development Program may be redacted by a Party prior to provision to the other Party. Except as set forth above, responsibility for filing and prosecution of patents on Joint Technology not principally related to either VIACELL Technology alone or MILTENYI Technology alone will be determined by the Chief Executive Officers of the Parties or their designee(s) on a case-by-case basis and handled by mutually acceptable patent counsel charged with the duty to act in the best interests of the Development Program.

9.2 EXPENSES. MILTENYI shall bear the cost for the filing, prosecution and maintenance of MILTENYI Patent Rights. VIACELL shall bear the cost for the filing, prosecution and maintenance of VIACELL Patent Rights. The Parties shall share equally the cost for the filing, prosecution and maintenance of Joint Patent Rights, and in the event either Party uses any in- house patent counsel, expenses shall be shared in such instance based on reasonable rates as agreed in advance by the Chief Executive Officers of their designee(s).

9.3   LEGAL ACTION.

      9.3.1 ACTUAL OR THREATENED INFRINGEMENT. Subject to any obligation to a Third Party licensor of Technology or Patents rights to a Party with respect to the subject matter hereof.

            (a) In the event either Party becomes aware of any possible infringement or unauthorized possession, knowledge or use of any intellectual property which is the subject matter of this Agreement (collectively, an "Infringement"), that Party shall promptly notify the other Party and provide it with full details. Upon a determination by either Party that such Infringement involves the manufacture, use, sale, offer for sale, or import of Cell Separation Kits by a Third Party, such Party may give notice of such determination to the other Party hereto (an "Infringement Notice"). If such infringement relates solely to the infringement of MILTENYI patent rights, then MILTENYI shall have the option, but not the obligation, to prosecute or prevent the Infringement of Patent Rights

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                  relating to Cell Separation Kits or the manufacture or use thereof. If such infringement relates solely to the infringement of VIACELL patent rights, then VIACELL shall have the option, but not the obligation, to prosecute or prevent the Infringement of Patent Rights relating to Cell Separation Kits or the manufacture, use, offer for sale or import thereof. If either Party determines that it is necessary or desirable for the other to join any such suit, action or proceeding, the second Party shall execute all papers and perform such other acts as may be reasonably required in the circumstances. In the event of an Infringement of a Joint Patent Right, or in the event such infringement does not relate solely to MILTENYI patent rights to VIACELL patent rights, the Operating Committee shall determine whether and how to prosecute or prevent the Infringement. If the Operating Committee is unable to determine whether and how to commence an action for infringement of a joint Patent Right, either Party shall have the right to prosecute such patent infringement action. The Party bringing any action under this
                  Section 9.3.1(a) shall do so at its own expense and shall retain all amounts received as a result of such action.

            (b) In any action under this Section 9.3.1, the Parties shall fully cooperate with and assist each other.

            (c) In the event that the scope of an action under Section 9.3.1. goes beyond the scope of the cGMP Cell Separation Kits and an award of damages or royalties is granted for infringing activity, such award shall be retained by the owner of the Patent Right in question.

      9.3.2 DEFENSE OF CLAIMS. Subject to any obligation to a Third Party licensor of Technology or Patent Rights to a Party with respect to the subject matter hereof, in the event that any action, suit or proceeding is brought against MILTENYI or VIACELL or any affiliate of either Party alleging the infringement of the intellectual property rights of a third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of Cell Separation Kits or use of MILTENYI, VIACELL or Joint Technology in the discovery, development, manufacture, use sale offer for sale, or importation of Cell Separation Kits, the Parties will cooperate with each other in the defense of any such suit, action or proceeding. The Parties will give each other prompt written notice of the commencement of any such suit, action or proceeding or claim of infringement. Neither Party shall compromise, litigate, settle or otherwise dispose of any such suit, action or proceeding which involves the use of the other's Technology or Patent Rights without the other Party's advice and prior consent, provided that the Party not defending the suit shall not unreasonably withhold its consent to any settlement which does not have a material adverse effect on its business. If the defending Party agrees that the other Party should institute or join any suit, action or proceeding, and the Party so joined shall execute all documents and take all other actions, including giving testimony, which may reasonably be required in the connection with the prosecution of such suit, action or proceeding. To the extent that the allegation of infringement is based principally on the use of VIACELL Technology, or on the manufacture, use, sale, offer for sale or import of the Cell Separation Kits, and no other MILTENYI products or MILTENYI processes used to produce other MILTENYI products are accused of infringement, VIACELL shall have the right to join in any suit, action,

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proceeding pursuant to this Section alleging the infringement of the intellectual property rights of a Third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of Cell Separation Kits or use of VIACELL Technology in the discovery, development, manufacture, use, sale, offer for sale, or importation of Cell Separation Kits and the expenses of defense of the suit shall be borne by VIACELL. To the extent that the allegation of infringement is based principally on the use of MILTENYI Technology, or on the manufacture, use, sale, offer for sale or import of the Cell Separation Kits, and no other VIACELL products or VIACELL processes used to produce other VIACELL products are accused of infringement, MILTENYI shall have the right to join in any suit, action, proceeding pursuant to this Section alleging the infringement of the intellectual property rights of a Third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of Cell Separation Kits or use of MILTENYI Technology in the discovery, development, manufacture, use, sale, offer for sale, or importation of Cell Separation Kits. To the extent that the allegation of infringement is based principally on the use of Joint Technology, or to the extent that the allegation of infringement is not based principally on the use of either MILTENYI Technology or VIACELL Technology, each Party shall have the right to join in any suit, action, proceeding pursuant to this Section alleging the infringement of the intellectual property rights of a Third Party by reason of the discovery, development, manufacture, use, sale, importation or offer for sale of Cell Separation Kits or use of Joint Technology in the discovery, development, manufacture, use, sale, offer for sale, or importation of Cell Separation Kits. The Parties shall bear their own expenses in defense of the suit. If as a consequence of such action, suit or proceeding by a Third Party claiming that the discovery, development, manufacture, use, sale, offer for sale, or importation of Cell Separation Kits. The Parties shall bear their own expenses in defense of the suit. If as a consequence of such action, suit or proceeding by a Third Party claiming that the discovery, development, manufacture, use or sale of a Cell Separation Kit infringes such Third Party's intellectual property rights, the Parties shall examine and discuss in good faith the consequences of such prohibition or restriction or other conditions on this agreement and on possible modifications thereto.

                  10. TERMINATION AND DISENGAGEMENT

10.1 TERM. This Agreement shall take effect as of the Effective Date and shall continue until the seventh (7th) anniversary hereof, with the periods of extension as described herein, unless earlier terminated in accordance with the provisions of this Article 9 (the "Term"). Upon termination of the initial seven
(7) year Term, the Term shall automatically be extended for successive periods of one (1) year unless notice of termination is given by either Party to the other not less than six (6) months prior to the end of the then current Term.

10.2  TERMINATION.

      10.2.1 TERMINATION FOR CAUSE. The Agreement may be terminated at any time by either Party in the following ways:

            (a) immediately by a Party if (i) the other Party shall have dissolved, ceased active business operations or liquidated, unless such dissolution, cessation or liquidation results from reorganization, acquisition, merger or similar event, or (ii) bankruptcy or insolvency proceedings, including any

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                  proceeding under Title 11 of the United States Code, have been brought by or against the other Party and, in the event such a proceeding has been brought against such Party, remains undismissed for a period of sixty (60) days, or (iii) an assignment has been made for the benefit of the other Party's creditors or a receiver of such Party's assets has been appointed; or

            (b) by the non-defaulting Party upon thirty (30) days' written notice to the defaulting Party (which notice shall specify the nature of the default), if either Party shall have failed in the full and timely observance or performance of any of its covenants or obligations under this Agreement, including, without limitation, the failure of VIACELL to meet the obligations set forth in Sections 3.3.3 and 3.4.3.

      10.2.2 TERMINATION WITHOUT CAUSE. This Agreement may be terminated upon six (6) months written notice by VIACELL, provided such notice does not occur earlier than thirty (30) days months from the Effective Date.

10.3  CONSEQUENCES OF TERMINATION OR EXPIRATION

      10.3.1 TECHNOLOGY RIGHTS. Except as otherwise provide in Sections 3.11, in the event of termination or expiration of this Agreement:

            (a) each Party will retain exclusive rights under its own Technology and Patent Rights, and each Party shall be free to pursue the development and commercialization of such rights in any manner that it may choose, subject only to the rights as set forth below; and

            (b) all exclusive and non-exclusive rights granted to either Party shall immediately terminate.

10.4 SURVIVING PROVISIONS. Termination and expiration of this Agreement for any reason shall be without prejudice to:

            (a) the rights and obligations of the Parties provided in Sections 2.3.4, 3.3.3, 3.8, 3.11, 8.1, 8.2, 10.3, 10.4, 14.1, 14.2,
                  14.3, 14.4, 14.5, 14.7, 14.8, 14.9, 14.10, 14.11, 14.12 and
                  Articles 7, 8, 9, 11, 12, 13 and 1 (to the extent terms defined therein are used in other surviving sections or articles hereof) all of which shall survive such termination;

            (b) any rights of either Party which may have accrued up to the date of such termination or expiration; and

            (c) any other rights or remedies provided at law or equity which either Party may otherwise have against the other.

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                  11. REPRESENTATIONS, WARRANTIES AND COVENANTS

11.1 MUTUAL REPRESENTATIONS. MILTENYI and VIACELL each represents and warrants to the other, as of the Effective Date as follows:

      11.1.1 ORGANIZATION. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, it is qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the performance of its obligations hereunder requires such qualification and has all requisite power and authority, corporate or otherwise, to conduct its business as now being conducted, to own, lease and operate its properties and to execute, deliver and perform this Agreement.

      11.1.2 AUTHORIZATION. The execution, delivery and performance by it of this Agreement have been duly authorized by all necessary corporate action and do not and will not (a) require any consent or approval of its stockholders or
(b) violate any provision of any agreement, law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter documents.

      11.1.3 BINDING AGREEMENT. This Agreement is a legal, valid and binding obligation of it enforceable against it in accordance with its terms and conditions.

      11.1.4 NO INCONSISTENT OBLIGATION. It is not under any obligation to any person, or entity, contractual or otherwise, that is conflicting or inconsistent in any respect with the terms of this Agreement or that would impede the diligent and complete fulfillment of its obligations hereunder and that it has all power and authority under all instruments or agreements to which it is a Party to enter into this Agreement and to perform its obligations hereunder. Furthermore, except as otherwise provided herein, it is not a party to any agreement that would directly or indirectly grant rights in the other Party's Technology to any Third Party.

                               12. INDEMNIFICATION

12.1 INDEMNIFICATION OF VIACELL BY MILTENYI. MILTENYI shall indemnify, defend and hold harmless VIACELL, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "VIACELL Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the VIACELL Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments result from a material breach of this Agreement, gross negligence or willful misconduct on the part of VIACELL) arising out or based on the breach by MILTENYI of any of its representations, warranties covenants or obligations contained or incorporated in this Agreement or willful misconduct, except that MILTENYI shall not indemnify VIACELL for any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the VIACELL Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of any Third Party for patent infringement or for any product liability claims (unless in cases of willful misconduct). IN NO EVENT WILL MILTENYI BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES SUFFERED BY THE VIACELL INDEMNITEES.

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12.2 INDEMNIFICATION OF MILTENYI BY VIACELL. VIACELL shall indemnify, defend and hold harmless VIACELL, its Affiliates and their respective directors, officers, employees, and agents and their respective successors, heirs and assigns (the "MILTENYI Indemnitees"), against any liability, damage, loss or expense (including reasonable attorneys' fees and expenses of litigation) incurred by or imposed upon the MILTENYI Indemnitees, or any one of them, in connection with any claims, suits, actions, demands or judgments of any Third Party, (except in cases where such claims, suits, actions, demands or judgments result from willful misconduct on the part of MILTENYI) arising out of or based on product liability, patent infringement or the breach by VIACELL of any of its representations, warranties, covenants or obligations contained or incorporated in this Agreement. IN NO EVENT WILL MILTENYI BE LIABLE FOR ANY CONSEQUENTIAL, INDIRECT OR EXEMPLARY DAMAGES SUFFERED BY THE VIACELL INDEMNITEES.

12.3 INDEMNITY PROCEDURE. In the event that a Party is seeking indemnification under Section 12.1 or 12.2, it shall inform the other Party (the "Indemnifying Party") of a claim as soon as reasonably practicable after it receives notice of the claim, shall permit the Indemnifying Party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and, at the Indemnifying Party's expense, shall cooperate as reasonably requested in the defense of the claim. The Indemnified Party shall have the right to retain its own counsel, subject to the approval of any such outside counsel by the Indemnifying Party, with the fees and expenses to be paid by the Indemnifying Party if representation of such Party by the counsel retained by Indemnifying Party would be inappropriate due to actual or potential differing interests between such indemnitee and any other Party represented by such counsel in such proceedings. The Indemnifying Party may not settle such action or claim, or otherwise consent to an adverse judgment in such action or claim, without the express written consent of the Indemnified Party if such settlement or adverse judgment diminishes the rights or interests of the Indemnified Party but such written consent shall not be unreasonably withheld.

12.4 INSURANCE. VIACELL agrees to maintain, at its costs and expense, at all times while this Agreement is in effect and for five (5) years thereafter, an insurance policy covering the Cell Separation Kits and cGMP Cell Separation Kits, the use of the Cell Separation Kits and cGMP Cell Separation Kits and the products made using the Cell Separation Kits and CGMP Cell Separation Kits and other operations relating to claims regarding the subject matter under this Agreement in an amount appropriate to the conduct of VIACELL's activities under this Agreement. However the minimum amount for such policy shall be [**] per occurrence prior to the start of the first human clinical trials by VIACELL using Cell Separation Kits.

12.5 LIMITATION OF MILTENYI'S LIABILITY. MILTENYI's liability is limited to delivering Cell Separation Kits or cGMP Cell Separation Kits meeting the mutually agreed upon specifications to VIACELL. MILTENYI is in no event liable for any damage, loss or expense arising out or based on any use of the Cell Separation Kits or cGMP Cell Separation Kits by VIACELL, unless in cases of willful misconduct. Any and all claims of VIACELL against MILTENYI for any other reason than willful misconduct or delivery of Cell Separation Kits or cGMP Cell Separation Kits not meeting the mutually agreed upon specifications are excluded. VIACELL is aware that this provision requires the consent of VIACELL's insurance company providing pharmaceutical liability insurance. VIACELL shall provide such consent in writing to MILTENYI.

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12.6 FURTHER LIMITATION OF LIABILITY. In any event MILTENYI's liability for any claim or obligation to VIACELL or to indemnify VIACELL shall be limited to the amount of payment received by MILTENYI under this Agreement from VIACELL for the shipment which has caused such claim.

12.7 WARRANTY DISCLAIMER. EXCEPT AS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTY WITH RESPECT TO ANY TECHNOLOGY, GOODS, SERVICES, RIGHTS OR OTHER SUBJECT MATTER OF THIS AGREEMENT AND HEREBY DISCLAIMS WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT WITH RESPECT TO ANY AND ALL OF THE FOREGOING.

12.8 LIMITED LIABILITY. NOTWITHSTANDING ANYTHING ELSE IN THIS AGREEMENT OR OTHERWISE, NEITHER VIACELL NOR MILTENYI WILL BE LIABLE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY FOR (I) ANY INDRECT, INCIDENTAL, CONSEQUENTIAL OR PUNITIVE DAMAGES OR LOST PROFITS OR (II) COST OF PROCUREMENT OR SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES.

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                             13. DISPUTE RESOLUTION

13.1  DISPUTE RESOLUTION.

      13.1.1 GENERAL. In no event of any dispute, difference or question arising between the Parties in connection with this Agreement, the construction thereof, or the rights, duties or liabilities of either party, and which dispute cannot be amicably resolved by the good faith efforts of the persons designated under
Section 2.2, then such dispute shall be resolved by binding arbitration as set forth in Section 13.1.2.

      13.1.2 ARBITRATION. Binding arbitration shall be conducted in accordance with the Arbitration Rules of the Cologne Chamber of Commerce and Industry (IHK
Koln) without recourse to the ordinary courts of law. The arbitration panel shall be composed of three arbitrators, one of whom shall be chosen by MILTENYI, one by VIACELL and the third, who shall be chairman of the panel, by the two so chosen. If both or either of MILTENYI or VIACELL fails to choose an arbitrator or arbitrators within fourteen (14) days after receiving notice of commencement of arbitration or if the two arbitrators fail to choose a third arbitrator within fourteen (14) days after their appointment, the then President of the Cologne Chamber of Commerce and Industry shall, upon the request of both or either of the Parties to the arbitration, appoint the arbitrator or arbitrators required to complete the board or, if he shall decline or fail to do so, such arbitration or arbitrators shall be appointed by the Cologne Chamber of Commerce and Industry.

            (a) EXCHANGE OF PROPOSALS. Within ten (10) days of the appointment of the full arbitration panel, the Parties shall exchange documents setting forth their final detailed proposals for resolution of the matter in dispute, together with a brief or other written memorandum supporting the merits of their final proposal. The arbitration panel shall promptly convene a hearing, at which time each Party shall have an agreed upon time to argue and present witnesses in support of its final proposal.

            (b) GOVERNING LAW. In the event the arbitrators seek the guidance of the law of any jurisdiction, the laws of Germany shall govern.

            (c)   LANGUAGE. The language of the proceedings shall be in English.

            (d) NOTIFICATION OF DECISION. The arbitrators shall make their decision known to both Parties as quickly as possible by delivering written notice of their decision to both Parties. The Parties shall agree in writing to comply with the proposal selected by the arbitration panel within five (5) days of receipt of notice of such selection. The decision of the arbitrators shall be final and binding on the Parties, and specific performance may be ordered by any court of competent jurisdiction.

            (e) COSTS. The Parties shall bear their own costs in preparing for the arbitration. The costs of the arbitrators shall be equally divided between the Parties.

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                                14. MISCELLANEOUS

14.1  NOTICES.

      All notices shall be in writing mailed via certified mail, return receipt requested, courier, or facsimile transmission addressed as follows, or to such other address as may be designated from time to time.

       If to MILTENYI:     Miltenyi Biotec GmbH
                           Friedrich-Ebert-Str. 68
                           D-51429 Bergisch Gladbach
                           Germany
                           Attn: Stefan Miltenyi
                           Fax: +49 2204 85197

         With a copy to:   Miltenyi Biotec GmbH
                           Friedrich-Ebert-Str. 68
                           D-51429 Bergisch Gladbach
                           Germany
                           Attn: General Counsel
                           Fax: +49 2204 85197

         If to VIACELL:    ViaCell, Inc.
                           245 First Street, Fifteenth Floor
                           Cambridge, MA  02142
                           Attn: Marc Beer
                           Fax: +1 617 914 3855

         With a copy to:   Ropes & Gray LLP
                           One International Place
                           Boston, MA  02110
                           USA
                           Attn: Marc Rubenstein
                           Fax: +1 617 951 7050

            Notices shall be deemed given as of the date received. If facsimile transmission is used, an additional means of notification shall be used, however, notice shall be deemed to be given as of the date the facsimile transmission was received.

14.2 GOVERNING LAW AND JURISDICTION. This Agreement shall be governed by and construed in accordance with the laws of Germany, without regard to the application of principles of conflicts of law.

14.3 BINDING EFFECT. Except as provided for in Section 14.14, as of the Effective Date, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective legal representatives, successors and permitted assigns.

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14.4  HEADINGS. Section and subsection headings are inserted for convenience of reference only and do not form a part of this Agreement.

14.5 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original.

14.6 AMENDMENT; WAIVER. This Agreement may be amended, modified, superseded or canceled, and any of the terms may be waived, only by a written instrument executed by each Party or, in the case of waiver, by the Party or Parties waiving compliance. The delay or failure of any Party at any time or times to require performance of any provisions shall in no manner affect the rights at a later time to enforce the same. No waiver by any Party of any condition or of the breach of any term contained in this Agreement, whether by conduct, or otherwise, in any one or more instances, shall be deemed to be, or considered as, a further or continuing waiver of any such condition or of the breach of such term or any other term of this Agreement.

14.7  NO THIRD PARTY BENEFICIARIES. Except as set forth in Sections 11.1 and
11.2 hereof, no Third Party, including any employee of any Party to this Agreement, shall have or acquire any rights by reason of this Agreement.

14.8 ASSIGNMENT. Neither this Agreement nor any obligation of a party hereunder may be assigned by either party without the consent of the other.

14.9 FORCE MAJEURE. Neither MILTENYI nor VIACELL shall be liable for failure of or delay in performing obligations set forth in this Agreement, and neither shall be deemed in breach of its obligations, if such failure or delay is due to natural disasters or any causes beyond the reasonable control of MILTENYI or VIACELL. In event of such force majeure, the Party affected thereby shall use reasonable efforts to cure or overcome the same and resume performance of its obligations hereunder.

14.10 INTERPRETATION. The Parties hereto acknowledge and agree that: (i) each Party and its counsel reviewed and negotiated the terms and provisions of this Agreement and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting Party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all Parties hereto and not in a favor of or against any Party, regardless of which Party was generally responsible for the preparation of this Agreement.

14.11 INTEGRATION; SEVERABILITY. This Agreement is the sole agreement with respect to the subject matter hereof and supersedes all other agreements and understandings between the Parties with respect to same. If any provision of this Agreement is or becomes invalid or is ruled invalid by any court of competent jurisdiction or is deemed unenforceable, it is the intention of the Parties that the remainder of the Agreement shall not be affected.

14.12 RELATIONSHIP OF THE PARTIES. Each of the Parties shall be independent contractors with respect to each other, and the relationship established hereby shall not constitute a partnership, joint venture, or agency. No Party shall have the authority to make statements, representations or commitments of any kind, or take any action, which shall be binding on any other Party, without the express, prior, written consent of the Party to be so bound.

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14.13 FURTHER ASSURANCES. Each of MILTENYI and VIACELL agrees to duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including, without limitation, the filing of such additional assignments, agreements, documents and instruments, that may be necessary or as the other Party hereby may at any time and from time to time reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes of, or to better assure and confirm unto such other Party its rights and remedies under, this Agreement.

14.14 SIMULTANEOUS EXECUTION OF THE AGREEMENT AND THE DEVELOPMENT AGREEMENT. The Parties agree that they will execute and they will execute this Agreement simultaneously with the Development Agreement and neither the Agreement nor the Development Agreement shall become binding on any Party unless the Agreement and the Development Agreement are executed by all parties to those agreements.

      IT WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives.

MILTENYI BIOTEC GMBH

By: /s/ Stefan Miltenyi
   _______________________
Name: Stefan Miltenyi
Title: Geschaftsfuhrer

Date:______________________

VIACELL, INC.

By: /s/ Marc Beer
    ________________________
Name: Marc Beer
Title: Chief Executive Officer

Date:_______________________

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                                    EXHIBIT A

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